EXHIBIT 10.4

MSC EXECUTIVE SEVERANCE PLAN

Amended and Restated Effective (March 21, 2023)

MSC EXECUTIVE SEVERANCE PLAN

This document sets forth the terms and conditions of the MSC Executive Severance Plan (the “Plan”), which is hereby adopted by MSC Industrial Direct Co., Inc. (“MSC”) for the benefit of the eligible employees of MSC and its subsidiaries to this document. MSC and all such designated subsidiaries hereinafter are referred to, individually and collectively, as the “Company.” This document sets forth the terms of the Plan and is applicable to such eligible employees of the Company who participate in the Plan in accordance with Sections 2 and 3 below.

Section 1. Effective Date and Plan Year. The “Effective Date” of the Plan shall be October 27, 2016. The “Plan Year” shall be the 12-consecutive month period beginning on January 1 and ending on December 31; provided, however, that, the first Plan Year shall be a short Plan Year beginning on the Effective Date and ending on December 31, 2016. This amendment and restatement of the Plan shall be effective March 21, 2023.

Section 2.     Eligibility for Participation. Each person who is customarily employed by the Company as a Vice President, Senior Vice President or Executive Vice President (an “Eligible Associate”) who experiences a “Qualifying Termination” (as defined below) shall be a participant in the Plan, other than any person who is covered by an employment, severance or similar agreement with the Company that provides for payment of severance pay under specified circumstances; provided, however, that for purposes of this Section 2, any agreement, plan or award or similar instrument providing for benefits upon a change in control of the Company shall not be deemed to be such an agreement; provided, further, that there shall be no duplication of comparable benefits under the Plan and any such agreement, plan or award or similar instrument. Notwithstanding the foregoing, any person classified by the Company as an independent consultant, contractor, or temporary worker to the Company will not be eligible for this severance program, even if it is later determined by a court or governmental agency that such person was or is an employee of the Company.

Section 3.     Participation. Each Eligible Associate shall become a participant (a “Participant”) in the Plan on the later of the Effective Date, or the date on which he or she has a Qualifying Termination. A Participant’s participation in the Plan shall cease as of the date the Participant is no longer an Eligible Associate and is not entitled to any benefit provided under this Plan.

Section 4.     Entitlement to a Severance Benefit.

(a)Subject to the provisions of this Section 4, each Participant who incurs a Qualifying Termination (as hereinafter defined) shall be eligible to receive a “Severance Benefit” under the Plan that is determined in accordance with Section 5 below. For purposes of the Plan, a “Qualifying Termination” means the occurrence of one of the following:

(i)The    involuntary    termination    of    the    Participant’s employment by the Company as a result of the elimination of such Participants’ job or position with the Company because of reorganization, job elimination, or site closure;

(ii)The termination of the Participant’s employment with the Company upon the Participant’s failure to accept a material change in the geographic location where such Participant is required to primarily perform his or her services for the Company, such that the distance between the previous geographic location and the new geographic location exceeds 50 miles (one way); provided however that the Company must notify the Participant of this termination of employment within 90 days of the Participant’s refusal to accept this change in geographic location; or

(iii)The termination of the Participant’s employment with the Company upon the Participant’s failure to accept a reduction in such Participant’s base salary of 20 percent or more; provided however that the Company must notify the Participant of this termination of employment within 90 days of the Participant’s refusal to accept this reduction in base salary.

(b)As a condition of receiving any Severance Benefit under the Plan, each Participant shall be required to execute a separation agreement and general release (the “Agreement”) in favor of the Company in such form and of such content as the Plan Administrator, in its sole discretion, may require and such Participant does not revoke the Agreement, to the extent the Agreement permits revocation. The Agreement shall not be executed prior to the date of the Participant’s Qualifying Termination (the “Termination Date”). Notwithstanding any provision in the Plan to the contrary, if such required Agreement is not so executed by the terminated Participant or revoked, the Participant shall not be entitled to any payments or benefits under the Plan.

(c)Participants who are notified of their Qualifying Termination during what the Plan Administrator determines is a Company-approved leave of absence of less than six months will be eligible for a Severance Benefit under the Plan. In the event that such Company-approved leave (i) is for six months or longer or, (ii) as of the Termination Date, more than six months has elapsed since the beginning of such Company-approved leave and the Participant did not resume continuous active employment with the Company prior to the end of such six-month period, no Severance Benefit shall be payable to such Participant.

(d)In the event that a Participant dies after receipt of notification of a Qualifying Termination but prior to the Termination Date or prior to the full payment of any Severance Benefit to which the Participant is entitled, (i) any Severance Allowance that would have been paid to such Participant under the Plan shall be paid to his or her Beneficiary or estate, (ii) any Benefits Credit payment due under Section 6 below shall be made on behalf of the Participant’s qualified beneficiaries (within the meaning of COBRA), and (iii) any Outplacement Services that are unused as of the date of a Participant’s death shall be immediately forfeited. For purposes of this Plan, “Beneficiary” shall be the same beneficiary as the Participant has elected on the Company’s life insurance plan or, if no such beneficiary is elected on the life insurance plan, the beneficiary election in place for the Company’s defined contribution plan.

(e)Notwithstanding anything in the Plan to the contrary, no Eligible Associate or Participant shall be entitled to receive a Severance Benefit in the event that the Plan Administrator determines, in its sole discretion, that (i) at the time of the Participant’s Qualifying Termination, the Company had cause to terminate the Participant’s employment for failure to meet Company-established performance criteria, the Participant’s misconduct, or the Participant’s violation of any applicable Company policy; (ii) the Participant resigned from employment with the Company prior to the date the Participant’s employment is scheduled to terminate, or (iii) prior to the Termination Date, the Participant received an offer of employment from the Company or any affiliate thereof on terms that are comparable in the aggregate to those of the position held by the Participant with the Company prior to the Termination Date. Notwithstanding anything in the Plan to the contrary, payment and provision of any Severance Benefit shall cease and be forfeited, to the extent not previously paid or provided, immediately upon the Participant’s acceptance of any offer of employment with the Company or any of its affiliates.

(f)In addition, if a Participant incurs a Qualifying Termination, and the Plan Administrator determines, in its sole discretion, that thereafter (i) the Participant breached any provision(s) of the Agreement described in Section 4(b) above, or (ii) the Participant breached any provision(s) of any confidentiality, non-compete, non-solicitation, non-disparagement or other restrictive covenant or similar agreement with the Company, any unpaid or unused Severance Benefit shall be immediately forfeited (including, without limitation, any Benefits Subsidy payment and any outplacement services) and the Participant shall immediately repay to the Company any amount(s) of Severance Allowance previously paid to such Participant on account of such Qualifying Termination.

Section 5.     Determination of Severance Benefit. Subject to the provisions of Section 4 above and this Section 5, if a Participant incurs a Qualifying Termination, the Participant shall be entitled to a “Severance Benefit.” A “Severance Benefit” shall consist of a “Severance Allowance” determined in accordance with this Section 5, subject to the Participant’s eligibility (and eligibility of members of the Participant’s family), a Benefits Credit payment, determined in accordance with Section 6 below, the Vesting Acceleration Benefit described in Section 7 below and, at the discretion of the Plan Administrator, “Outplacement Services” described in Section 8 below.

(a)The amount of a Participant’s Severance Allowance shall be determined as of the Termination Date and shall equal the amount determined in accordance with Section 5(a), plus the amount determined in accordance with Section 5(b). The amount determined in accordance with this Section 5(a) shall be based on the Participant’s level of employment with the Company at the time of the Qualifying Termination, and shall be determined in accordance with the following chart:

Participant’s Level of Employment With the Company	Aggregate Amount of Severance Allowance Under Section 5(a)
Executive Vice President	18 months of Base Pay
Senior Vice President	15 months of Base Pay
Vice President	12 months of Base Pay

Notwithstanding the foregoing or anything in the Plan to the contrary, the amount of any Severance Allowance payable to any Participant under the Plan shall be reduced, dollar-for-dollar, but not below $0.00, by the amount of any payments made by the Company or any affiliates thereof, to such Participant under the Worker Adjustment and Retraining Notification Act, as amended (the “WARN Act”) or any similar state law. For purposes hereof:

(i)“Base Pay” means such Participant’s monthly base rate of salary on the Termination Date, prorated to the extent necessary to take into account any reduced schedule of employment, but excluding all other forms of compensation such as bonuses.

(ii)A Participant’s level of employment with the Company shall be determined by the Plan Administrator, in its sole discretion.

(iii)    The portion of the Severance Allowance determined in accordance with this Section 5(a) shall be paid in equal pro rata installments, in accordance with the normal payroll practices of the Company in effect on the date of the Qualifying Termination, over the number of months listed in the chart above under the column for the “aggregate amount of severance allowance” (i.e., 18, 15 or 12 months) applicable to the Participant’s position, commencing on the Company payroll payday specified in the Participant’s Agreement, provided that MSC previously received from such Participant a fully executed Agreement and any revocation period applicable to the Agreement expired without revocation by the Participant.

(b) In addition to the Severance Allowance as calculated above there will be an additional payment amount (the “Bonus Allowance”) for associates who are in roles that are bonus eligible. The amount to be paid shall be calculated at 100% of the individual’s bonus target prorated for the current fiscal year based on the date of the Qualifying Termination so long as the Qualifying Termination date is on or after the first day of MSC’s third fiscal quarter. Any Qualifying Termination that occurs before the first day of MSC’s third fiscal quarter shall not receive a bonus payment. This additional payment (if any) is payable in a lump sum on the Company payroll payday specified in the Participant’s Agreement, provided that MSC previously received from such Participant a fully executed Agreement and any revocation period applicable to the Agreement expired without revocation by the Participant. The Bonus Allowance and the Severance Allowance are collectively the “Severance Payment.”

(c)All payments of any Severance Benefit shall be net of any required withholding, any employment taxes and other required taxes and deductions with respect to the Severance Benefit.

Section 6. Benefits Subsidy Payment. In the event a Participant who is covered under the Company’s current Healthcare Plans incurs a Qualifying Termination, and such Participant is eligible to continue health plan coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for periods after the date coverage would otherwise terminate on account of such Qualifying Termination, the Company shall pay to the Participant an amount equal to the credit provided by the Company toward the cost of the Participant’s healthcare coverage (determined based on the Participant’s salary band, plan election and coverage tier immediately prior to the Qualifying Termination and including any Wellness credit to which the Participant was entitled immediately prior to the Qualifying Termination) for the period determined in accordance with the following chart (the “Benefits Subsidy”):

Participant’s Level of Employment With the Company	Aggregate Amount of Company Benefits Subsidy
Executive Vice President	18 months of Benefits Subsidy
Senior Vice President	15 months of Benefits Subsidy
Vice President	12 months of Benefits Subsidy

The Benefits Subsidy will be paid to the Participant in one-lump sum payment on the Company payday specified in the Participant’s Agreement, provided that MSC had previously received from such Participant a fully executed Agreement and any revocation period applicable to the Agreement expired without revocation by the Participant.

Section 7.     Vesting Acceleration Benefit. In the event a Participant incurs a Qualifying Termination, subject to the provisions of Section 4 above, as of the Termination Date, any unvested Awards under the MSC Industrial Direct, Co. Inc. 2005 Omnibus Incentive Plan or the MSC Industrial Direct, Co. Inc. 2015 Omnibus Incentive Plan (collectively, the “Omnibus Plans”) held by a Participant on the Termination Date shall be deemed to be vested as follows:

(a)For any unvested Options or Stock Appreciation Rights (including any assumed or substituted options or stock appreciation rights) held by the Participant that have an exercise price that is no greater than the Fair Market Value of a Share of the underlying MSC stock on the Termination Date, each such Award will become vested and exercisable with respect to the number of Options or Stock Appreciation Rights that would have vested on the next scheduled vesting date for such Award in accordance with terms of the applicable Award Agreement and Omnibus Plan.

(b)For Restricted Stock Awards, Restricted Stock Unit Awards, Performance Share Awards and other share-based Awards (including assumed or substituted restricted stock, restricted stock units, performance shares and other share-based awards) held by the Participant, any restrictions applicable to each such Award will lapse with respect to the number of Shares that would have vested on the next scheduled vesting date for such Award and any performance conditions imposed with respect to such Shares shall be deemed to be achieved at target performance levels or as otherwise provided in the applicable Award Agreement.

For purposes of this Section 7, capitalized terms not otherwise defined in the Plan shall have the meanings prescribed under the applicable Omnibus Plan. Except as provided in this Section 7, the terms of the Omnibus Plans and the applicable Award Agreements will continue to apply.

Section 8.     Outplacement Services. The Plan Administrator may determine, in its sole discretion, to provide outplacement services as part of any Severance Benefit of any Participant (“Outplacement Services”). Any such outplacement services shall be of such nature and such duration as the Plan Administrator shall determine, in its discretion, and shall be described in the applicable Participant’s Agreement. A Participant must commence usage of any Outplacement Services provided in a Severance Benefit no later than ninety (90) days after the Participant’s Termination Date. Outplacement Services not commenced by the end of such ninety (90)-day period shall be immediately forfeited.

Section 9.     Administration. The Severance Committee of MSC, shall be the plan administrator (the “Plan Administrator”). The Plan Administrator shall be responsible for the overall operation and administration of the Plan. The Plan Administrator may appoint or employ such persons as it, he or she may deem necessary to render advice with respect to any responsibility of the Company or the Plan Administrator under the Plan. The Plan Administrator shall have the exclusive discretionary power and authority to interpret the terms of the Plan and to decide all questions concerning the operation and administration of the Plan including, without limitation, the eligibility of any person to participate in the Plan, the determination whether a Qualifying Termination under the Plan has occurred, the right to and amount of any benefit payable under the Plan to any individual and the date on which any individual ceases to be a Plan Participant. The Plan Administrator’s decisions hereunder shall be final and binding on all Participants and all other persons interested or claiming any interest under the Plan. The Plan Administrator may allocate to any one or more of the Company’s associates any responsibility it may have under the Plan and may designate any other person or persons to carry out any of its responsibilities under the Plan; provided, however, that the Plan Administrator shall not allocate or designate any responsibility with respect to a Participant who is an “officer” of the Company, within the meaning of Section 16(a)(1) of the Securities Exchange Act of 1934 (“Section 16”), who is subject to the filing requirements of Section 16.

Section 10.     Funding. The Plan, as a “severance pay arrangement” within the meaning of Section 3(2)(B)(i) of ERISA, is intended to be, and shall be administered and maintained as, an unfunded welfare benefit plan within the meaning of Section 3(1) of ERISA. This Plan is a “top hat” plan that is available to a select group of management. The Plan shall not be funded through a trust, an insurance contract or otherwise, and all benefit payments under the Plan shall be made from the general assets of the Company. Accordingly, a Participant shall not have any claim against specific assets of Company, and shall be only a general creditor, with respect to any rights the Participant may have under the Plan. All expenses and costs in connection with the operation of the Plan shall be borne by Company.

Section 11.     Amendment and Termination. The Plan may be amended or terminated, in whole or in part, at any time by the Plan Administrator, subject to approval, as appropriate, by the Company’s Board of Directors. Except as provided below, any such Plan amendment or termination may apply to all, or any designated class or classes of employees (including, without limitation, former employees). Except as provided below, upon termination of the Plan, the Company shall have no further obligations or liabilities hereunder, and all Plan benefits and all Company and Plan Administrator obligations under the Plan shall cease. Notwithstanding the above, except with a Participant’s consent, no such amendment or termination shall impair the rights of a Participant with respect to benefits payable hereunder if such Participant ceased to be an Eligible Associate and became entitled to payment of a Severance Benefit under Sections 4, 5, 6, 7 and 8 hereof prior to the date such amendment or termination was adopted.

Section 12.     No Employment Contract. This Plan is not a contract of employment, and the terms of employment of an associate with the Company shall not be affected in any way by this Plan except as specifically provided herein. The adoption of this Plan shall not be construed as conferring any legal rights upon any employee for the continuation of an employment relationship with the Company, nor shall it interfere with the right of the Company to discharge the associate.

Section 13.    Miscellaneous.

(a)    The payment of a severance pay allowance under the Plan shall not be taken into account for any purpose under any other plan or policy of the Company, except as otherwise specifically provided in the Plan or in such other plan or policy.

(b)No benefit payable under this Plan may be assigned, transferred, pledged as a security for indebtedness or otherwise encumbered, or subjected to any legal process for the payment of any claim against a Participant and any attempt to cause the same to be so subjected shall be null and void and without effect.

(c)Whenever appropriate in the Plan, words used in the singular may be read in the plural; words used in the plural may be read in the singular; and words importing the masculine gender shall be deemed equally to refer to the feminine or be neutral. Any reference to a Section shall refer to a Section of this Plan, unless otherwise indicated.

(d)The headings of Sections are included solely for convenience of reference, and if there is any conflict between such headings and the text of the Plan, the text shall control.

(e)In the event that the terms of the Plan conflict with the terms of any summary or other description of the Plan, the terms of the Plan shall govern.

(f)This Plan shall be construed in accordance with the Employee Retirement Income Security Act of 1974, as amended, (“ERISA”), and except to the extent preempted by federal law, the Plan shall be construed, administered and enforced in accordance with the laws of the State of New York, without giving effect to the principles thereof relating to the conflict of laws.

Section 14.    Successors. The Plan shall bind any successor to all or substantially all of the Company’s assets in the same manner and to the same extent that the Company would be obligated under the Plan if no succession had taken place.

Section 15.     Nonalienation of Benefits. Except as otherwise specifically provided herein, neither the rights nor any amounts payable under the Plan shall not be subject to any manner of anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, either voluntary or involuntary, including any liability which is for alimony of other payments for the support of a spouse or former spouse, or for any other relative of a Participant, prior to actually being received by the person entitled to payment under the terms of the Plan. Any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge, garnish, execute, levy upon or otherwise dispose of any right to amounts payable hereunder, shall be null and void.

Section 16.    Facility of Payment. If a Participant is incompetent, the Company may (i) require the appointment of a conservator or guardian, (ii) distribute amounts to his or her spouse, with respect to a Participant who is married, or to such other relative of an unmarried Participant for the benefit of such Participant, or (iii) distribute such amounts directly to or for the benefit of such Participant; provided however, in all cases, that a conservator, guardian, or other person charged with his or her care has not been appointed. Alternatively, the Company may distribute such amounts to an escrow account established by the Company in its sole and absolute discretion until the proper payee is determined.

Section 17.    Overpayment. If, due to mistake or any other reason, a person receives Severance Benefits under the Plan in excess of what the Plan provides, that person shall repay the overpayment to the Company in a lump sum within 30 days of the Company providing notice to such person of the amount of overpayment. If such person fails to so repay the overpayment, then without limiting any other remedies available to the Company, the Company may deduct the amount of the overpayment from any other amounts which become payable to that person under the Plan or otherwise.

Section 18. Claims Procedures. In the event that any person (a “Claimant”) makes a claim for benefits under the Plan (a “Claim”), such Claim shall be made by the Claimant’s filing a notice thereof with the Plan Administrator within ninety (90) days after such Claimant first has knowledge of such Claim. Each Claimant who has submitted a Claim to the Plan Administrator shall be afforded a reasonable opportunity to state such Claimant’s position and to present evidence and other material relevant to the Claim to the Plan Administrator for its consideration in rendering its decision with respect thereto. The Plan Administrator shall render its decision in writing within sixty (60) days after the Claim is referred to it, and a copy of such written decision shall be furnished to the Claimant. Each Claimant whose Claim has been denied by the Plan Administrator shall be provided written notice thereof, which notice shall set forth the following (in a manner calculated to be understood by such Claimant):
1.    the specific reason(s) for the denial;
2.    specific reference to pertinent provision(s) of the Plan upon which such denial is based;
3.    a description of any additional material or information necessary for the Claimant to perfect such Claim and an explanation of why such material or information is necessary; and
4.    an explanation of the procedure hereunder for review of such Claim.
Each such Claimant shall be afforded a reasonable opportunity for a full and fair review of the decision of the Plan Administrator denying the Claim. Such review shall be by the Plan Administrator. Such appeal shall be made within ninety (90) days after the Claimant received the written decision of the Plan Administrator and shall be made by the written request of the Claimant or such Claimant’s duly authorized representative to the Plan Administrator. In the event of appeal, the Claimant or such Claimant’s duly authorized representative may review pertinent documents and submit issues and comments in writing to the Plan Administrator. The Plan Administrator may approve, disapprove or modify the decision of the Plan Administrator, in whole or in part, or may take such other action with respect to such appeal as it deems appropriate. The decision of the Plan Administrator with respect to such appeal shall be made promptly, and in no event later than sixty (60) days after receipt of such appeal, unless special circumstances require an extension of such time within which to render such decision, in which event such decision shall be rendered as soon as possible and in no event later than one hundred twenty (120) days following receipt of such appeal. The decision of the Plan Administrator shall be in writing and in a manner calculated to be understood by the Claimant and shall include specific reasons for such decision and set forth specific references to the pertinent provisions of the Plan upon which such decision is based. The Claimant shall be furnished a copy of the written decision of the Plan Administrator. Such decision shall be final and conclusive upon all persons interested therein, except to the extent otherwise provided by applicable law. Not in limitation of the foregoing, the Plan Administrator shall have the discretion to decide any factual or interpretative issues in its determination of Claims, and the Plan Administrator’s exercise of such discretion shall be conclusive and binding as long as it is not arbitrary or capricious. The Company shall be the agent for service of legal process upon this Plan, and its address for such purpose shall be the address of its principal place of business in Melville, New York.

Section 19. Code Section 409A. Notwithstanding anything in the Plan to the contrary, if any amount or benefit that the Company determines would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code would otherwise be payable or distributable under this Plan by reason of a Participant’s termination of employment, then to the extent necessary to comply with Code Section 409A:

(a)if the payment or distribution is payable in a lump sum to a “specified employee” (within the meaning of Section 409A of the Code), the Participant’s right to receive payment or distribution of such non-exempt deferred compensation will be delayed until the earlier of the Participant’s death or the seventh month following the Participant’s Termination Date; and

(b)if the payment or distribution is payable over time to a “specified employee” (within the meaning of Section 409A of the Code), the amount of such non-exempt deferred compensation that would otherwise be payable during the six (6) month period immediately following the Participant’s Termination Date will be accumulated and the Participant’s right to receive payment or distribution of such accumulated amount will be delayed until the earlier of the Participant’s death or the seventh month following the Participant’s Termination Date and paid on the earlier of such dates, without interest, and the normal payment or distribution schedule for any remaining payments or distributions will commence.

If an amount to be paid under this Plan is payable in two or more installments, each installment shall be treated as a separate payment for purposes of Section 409A. To the extent any expense reimbursement or in-kind benefit to which a Participant is or may be entitled to receive under the Plan constitutes non-exempt “deferred compensation” for purposes of Section 409A of the Code, then (i) such reimbursement shall be paid to the Participant as soon as administratively practicable after the Participant submits a valid claim for reimbursement, but in no event later than the last day of the Participant’s taxable year following the taxable year in which the expense was incurred, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any taxable year of the Participant shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year of the Participant, and (iii) the Participant’s right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Plan providing for the payment of any amounts or benefits subject to Code Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Plan, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” Nothing in this Plan shall operate or be construed to cause the Plan to fail to comply with the requirements of Code Section 409A and, to the extent applicable, it is intended that the Plan comply with the provisions of Code Section 409A and shall be administered in a manner consistent with that intent. Any provision of this Plan that would cause the Plan or any payment made hereunder to fail to satisfy Code Section 409A shall have no force and effect until amended by the Company to comply with Code Section 409A (which amendment may be retroactive to the extent permitted by Code Section 409A) and may be made by the Company without the consent of any Participant.

EXHIBIT A
DESIGNATED SUBSIDIARIES

Sid Tool Co., Inc. DBA MSC Industrial Supply